Exhibit 99.1

(1)          The amount reported includes 38,046,647 shares of common stock of Verso Paper Corp. (the “Issuer”), all of which are held of record by Verso Paper Management LP (“VP Management”).  Verso Paper Investments LP (“VP Investments”) is the general partner of VP Management.  Verso Paper Investments Management LLC (“Investments Management LLC”) is the general partner of VP Investments.  CMP Apollo LLC is the sole and managing member of Investments Management LLC, Apollo Management VI, L.P. (“Management VI”) is the sole and managing member of CMP Apollo LLC.  AIF VI Management, LLC (“AIF VI LLC”) is the general partner of Management VI, Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VI LLC, and Apollo Management GP, LLC (“Apollo Management GP”) is the general partner of Apollo Management.  Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and directors of Apollo Management GP.  Each of VP Management, VP Investments, Investments Management LLC, CMP Apollo, Management VI, AIF VI LLC, Apollo Management, Apollo Management GP and Messrs. Black, Harris and Rowan disclaims beneficial ownership of the shares held of record by VP Management, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.  The address of Messrs. Black, Harris and Rowan, and of each of VP Management, VP Investments, Investments Management LLC, CMP Apollo, Management VI, AIF VI LLC, Apollo Management and Apollo Management GP, is c/o Apollo Management VI, L.P., 9 West 57th Street, New York, NY 10019.